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                                                                  Exhibit: 10.08

September 11, 2000


Mr. Hadj Amari
4 Ladue Circle
Pittsford, NY 14534


Dear Hadj:

I am very pleased to offer you the position of Group Vice President, Industrial Controls at Roper Industries. Roper's entire management team was impressed with your experience and, more importantly, with your personality and management style. I know you will fit in well at our company and I am sure you will enjoy working with us.

Salary and Benefits
-------------------

The following statements summarize the proposed financial terms of your employment:

   1. Your commencing salary will be $240,000 to be reviewed January 1, 2002 and thereafter on an annual basis.
   2.  You will be paid a bonus of $103,000 in January 2001.
   3. You will be included in the Roper Industries Discretionary Annual Bonus Program. Bonuses in this program are paid in the first week of January for results achieved in the preceding fiscal year. If goals are fully met, you will be entitled to a bonus that represents 100% of your annual salary.
   4. You will be eligible to participate in Roper's Stock Option Program. On commencing employment, you will be granted 20,000 Roper Stock Options at the prevailing stock price and normal vesting period. Additional options could be made available on an annual basis as Roper continues to grow and your success contributes to Roper's performance.
   5. A company car will be provided similar to a Buick Park Avenue with all expenses for business and private use covered, subject to IRS rules.
   6. You will be included in the corporation's benefits package, a summary of which is provided as a supplement to this letter.
   7. Relocation reimbursement will be provided under the ABB guidelines with which you are already familiar with the exception that we are unable to provide the service to either purchase or market your existing home for sale.
   8. You will be eligible to participate in Roper's Deferred Compensation Program, if so desired. This program will be immediately available to you and has no limits to amounts of compensation deferred.
   9. You will also be eligible, after a waiting period of six months to participate in Roper's Employee Stock Purchase Plan. This discounted program limits participation to 10% of salary and is capped at stock purchase of $25,000 per annum.
   10. You will be eligible for initiation fees, monthly dues and business expenses to the Athens Country Club, assuming membership is available.


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Hadj, a couple of points of clarification:

          (a) You and your family will be immediately eligible for the company's health insurance package.
          (b) There is a six-month waiting period before eligibility into the company's 401(k) plan.



Severance Agreement
-------------------

We mutually agreed that in the event of a Change in Control of the company, a layoff from your position as Group Vice President, or termination for reasons other than for cause, you will be provided a severance package for a period of six months.

Starting Date
-------------

Hadj, I hope that the employment package extended in this letter is satisfactory and you will commence employment on November 1, 2000. If you have any questions regarding your employment package, please do not hesitate to call me.

As you are aware, this is a terribly important position we are endeavoring to fill and time is of the essence. I would therefore like to finalize our discussions by September 18, 2000. I, therefore, hope to receive a favorable response in the next few days.


Kind Regards,



Derrick N. Key
President, CEO and
Chairman of the Board